EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Registration Statement No. 333-197734 on Form N-1A of our reports dated December 17, 2018, relating to the financial statements and financial highlights of Eaton Vance Floating-Rate NextShares, one of the funds constituting Eaton Vance NextShares Trust II (the “Trust”), and Eaton Vance Floating Rate Portfolio, appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 26, 2019